Exhibit (21)

Target Corporation
(A Minnesota Corporation)

List of Significant Subsidiaries
(As of February 1, 2014)

Target Bank (UT banking corporation)
Target Brands, Inc. (MN)
Target Canada Co. (Nova Scotia)
Target Canada Property LP (Ontario)
Target Capital Corporation (MN)
Target Corporate Services, Inc. (MN)
Target Enterprise, Inc. (MN)
Target General Merchandise, Inc. (MN)
Target Receivables LLC (MN)
Target Sourcing Services Asia Limited (Hong Kong)

Subsidiaries not included in the list are omitted because, considered in the aggregate as a single subsidiary, they do not constitute a significant subsidiary.